Contact:
       Meredith Mendola
       PTC Corporate Communications
       781-370-6151
       mmendola@ptc.com



 PTC Receives IRS Notification of Income Tax Refund of Approximately $37 Million

NEEDHAM, Mass. - September 13, 2004 - PTC (Nasdaq: PMTC) today announced that it has received notification of a favorable resolution from the United States Department of the Treasury's Internal Revenue Service regarding an examination of the Company's income tax returns for the years 1998 through 2000, which will result in a tax refund to PTC of approximately $37 million, including interest which is subject to a final calculation by the IRS.

The refund will also result in a one-time benefit to the Company's tax provision of approximately $16 million in the current quarter ending September 30, 2004. The impact of this one-time benefit to PTC's earnings per share will be approximately $0.06. PTC expects to receive the refund within 45 days.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. With a total commitment to product development and product lifecycle management (PLM), the Company services more than 35,000 customers worldwide. PTC is included in the S&P 500 and Russell 2000 indices.
Further information on PTC is available at http://www.ptc.com/index.htm.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include the final amount and timing of PTC's income tax refund.

PTC, The Product Development Company, Product First, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries.